Exhibit 99.1

Rubio’s Fresh Mexican Grill(SM) Promotes Sheri Miksa to CEO

CARLSBAD, Calif., Nov. 8 — Rubio’s Restaurants Inc. (Nasdaq: RUBO) has promoted Sheri Miksa to the post of President and Chief Executive Officer, and appointed her to the Board of Directors of the company, effective immediately. Ralph Rubio will remain Chairman of the Board and will continue to be actively involved in the company.

“Over the last couple of years, we have brought on a team of very talented people to join the great people already at Rubio’s. Sheri joined us as President and COO just over two years ago to lead the company to the next level,” said Ralph Rubio, Chairman of the Board. “Sheri and I have formed a great partnership over the past two years, and I am pleased that she has been promoted to CEO. In her new role, Sheri brings a wealth of experience, a solid and diversified background, and an intense passion for the Rubio’s brand. As the company’s largest individual shareholder, I am confident that Sheri will continue to lead Rubio’s successfully into the future, and I look forward to supporting her as we move forward.”

Sheri Miksa, President and CEO, commented, “Ralph and I have partnered well together during the last two years, and I look forward to his continued involvement. The company has a genuine heritage, a great team of people, a loyal guest base, and a menu of unique and flavorful food. Rubio’s is a strong brand with wonderful potential, and I am excited to have the opportunity to lead it.”

Miksa has been President and Chief Operating Officer of Rubio’s Restaurants Inc., since September 2002. Prior to that, she held major leadership roles at Seattle Coffee Company, LSG Sky Chefs and Taco Bell where she led over 225 restaurants. Earlier in her career, she gained key brand management experience at General Foods and Frito-Lay. She holds a BA in Psychology from the University of Alaska, an MBA from the Stanford University Graduate School of Business, and she is an active participant in, and past Board member of, the WFF (Women’s Foodservice Forum).

About Rubio’s® Restaurants, Inc.

Rubio’s Fresh Mexican Grill(SM) is the creator of the Affordable Fast Casual Fresh Mexican Grill segment. Fresh, flavorful, bold, distinctive Baja-inspired food is the hallmark of Rubio’s Fresh Mexican Grill. Rubio’s® success was built on the “World Famous Fish Taco” and has grown to include a variety of craveable, grilled foods featuring lobster, Mahi-Mahi, shrimp, all white meat chicken, and lean carne asada (steak), slow-roasted carnitas (pork), fresh-made guacamole, and our famous salsas. The Fresh & Affordable Menu(SM) includes Street Tacos(SM), burritos, salads and bowls, tacos, quesadillas, low-fat, HealthMex® products with less than 20% of calories from fat, low-carb salads along with beer and Agave wine margaritas in most locations. Each restaurant design is reminiscent of Baja, Mexico’s relaxed, warm and inviting atmosphere. Headquartered in Carlsbad, California, Rubio’s operates, licenses or franchises more than 150 restaurants in California, Arizona, Oregon, Colorado, Utah and Nevada. More information can be found at www.rubios.com.